Exhibit 99.9

F-STAR BETA LIMITED

FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019

AND THE YEARS ENDED DECEMBER 31, 2018 and 2017

F-STAR BETA LIMITED

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of F-star Beta Limited

Opinion on the Financial Statements

We have audited the accompanying statements of financial position of F-star Beta Limited (the “Company”) as of May 6, 2019, December 31, 2018 and 2017, and the related statements of comprehensive income, of changes in equity and of cash flows for the period ended May 6, 2019 and the years ended December 31, 2018 and 2017, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 6, 2019, December 31, 2018 and 2017, and the results of its operations and its cash flows for the period ended May 6, 2019 and the years ended December 31, 2018 and 2017 in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Change in Accounting Principle

As discussed in Note 2.1 to the financial statements, the Company has changed the manner in which it accounts for classification of expenses in 2019 and the manner in which it accounts for revenues from contracts with customers in 2018 as discussed in Note 2.4.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2.2 to the financial statements, the Company will require additional financing to fund its operating expenses and capital expenditure requirements which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2.2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Cambridge, United Kingdom

August 28, 2020

We have served as the Company’s auditor since 2015.

F-STAR BETA LIMITED

STATEMENTS OF COMPREHENSIVE INCOME

FOR THE PERIOD ENDED MAY 6, 2019 AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

		Period ended May 6, 2019	Year ended December 31, 2018^	Year ended December 31, 2017^
	Note	£	£	£
Revenue	5	7,902,856	17,394,263	14,993,243
Costs related to collaborative arrangements	6	(1,863,660)	(6,719,286)	(3,289,171)
Research & development costs		(5,106,552)	(12,048,753)	(11,933,309)
General & administrative expenses		(908,791)	(345,485)	(352,053)
Other gains	7	—	815	166,352
Other expenses		(58,036)	(20,212)	—

Loss on operations	8	(34,183)	(1,738,658)	(414,938)
Finance costs	9	(103,216)	(144,677)	(101,825)

Loss before tax from continuing operations		(137,399)	(1,883,335)	(516,763)

Corporation tax benefit	11	639,359	2,415,968	705,465

Profit for the year and total comprehensive income attributable to equity holders of the parent		501,960	532,633	188,702

Earnings per share for profit attributable to the shareholders of the Company
Basic earnings per share	21	0.05	0.06	0.02
Diluted earnings per share	21	0.05	0.06	0.02

^Refer to note 2.1 for information regarding the classification of expenses for comparative periods

The accompanying notes form an integral part of these financial statements.

F-STAR BETA LIMITED

STATEMENTS OF FINANCIAL POSITION

AS OF THE PERIOD ENDED MAY 6, 2019 AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

		May 6, 2019	December 31, 2018	December 31, 2017
	Note	£	£	£
ASSETS
Non-current assets
Intangible assets, net	12	533,949	483,949	—
Current assets
Trade and other receivables	13	1,208,343	784,512	834,893
Corporation tax receivable	11	3,069,341	2,429,980	2,285,135
Cash and cash equivalents	14	915,436	5,709,474	1,909,973

Total current assets		5,193,120	8,923,966	5,030,001

Total assets		5,727,069	9,407,915	5,030,001

EQUITY AND LIABILITIES
Capital and reserves
Issued capital	15	93	91	91
Accumulated losses		(7,976,643)	(9,167,282)	(391,138)

Total equity		(7,976,550)	(9,167,191)	(391,047)

Current liabilities
Trade and other payables	17	13,352,608	12,184,899	5,421,048
Deferred revenue	5	351,011	6,390,207	—

Total liabilities		13,703,619	18,575,106	5,421,048

Total equity and liabilities		5,727,069	9,407,915	5,030,001

The accompanying notes form an integral part of these financial statements.

F-STAR BETA LIMITED

STATEMENTS OF CHANGES IN EQUITY

FOR THE PERIOD ENDED MAY 6, 2019 AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

		Issued capital	Accumulated losses	Total equity
	Note	£	£	£
Balance as of January 1, 2017		91	(708,026)	(707,935)
Profit for the financial year and total comprehensive income		—	188,702	188,702
Transactions with owners of the Company, recognized directly in equity
Share-based payments	18	—	128,186	128,186

Balance as of December 31, 2017		91	(391,138)	(391,047)

Change in accounting policy (note 2.4)		—	(9,340,724)	(9,340,724)
Revised balance as of January 1, 2018		91	(9,731,862)	(9,731,771)
Profit for the financial year and total comprehensive income		—	532,633	532,633
Transactions with owners of the Company, recognized directly in equity
Share-based payments	18	—	31,947	31,947

Balance as of December 31, 2018		91	(9,167,282)	(9,167,191)

Balance as of January 1, 2019		91	(9,167,282)	(9,167,191)
Profit for the financial period and total comprehensive income		—	501,960	501,960
Transactions with owners of the Company, recognized directly in equity
Issue of ordinary share capital		2	—	2
Share-based payments	18	—	688,679	688,679

Balance as of May 6, 2019		93	(7,976,643)	(7,976,550)

The accompanying notes form an integral part of these financial statements.

F-STAR BETA LIMITED

STATEMENTS OF CASH FLOWS

FOR THE PERIOD ENDED MAY 6, 2019 AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

		Period ended May 6, 2019	Year ended December 31, 2018	Year ended December 31, 2017
	Note	£	£	£
Cash flows from operating activities
Loss before tax		(137,399)	(1,883,335)	(516,763)
Adjustments for:
Share-based payments charge	18	688,679	31,947	128,186
Finance costs	9	103,216	144,677	101,825
Loss on disposal on fixed asset		—	933,536	—
Amortization		—	44,096	—
(Increase)/decrease in trade and other receivables	13	(423,831)	50,381	(285,455)
Increase in trade payables	17	1,187,037	637,731	455,546
Decrease in deferred income	5	(6,039,196)	6,390,207	(2,841,850)
Adoption of new accounting standard	2.4	—	(9,340,724)	—

Adjusted loss before tax		(4,621,494)	(2,991,484)	(2,958,511)
Proceeds from sale of intangible assets		—	962,000	984,691

Cash used in operating activities		(4,621,494)	(2,029,484)	(1,973,820)
Corporation tax received	11	—	2,271,123	—

Net cash used in operating activities		(4,621,494)	241,639	(1,973,820)

Cash used in investing activities
Payments to acquire intangible assets	12	(50,000)	(2,423,581)	(984,691)

Net cash used in investing activities		(50,000)	(2,423,581)	(984,691)

Cash flows from financing activities
Proceeds of loan from related party	19	—	6,108,876	4,750,000
Repayment of loan from related party	19	—	—	(2,000,000)
Interest paid		(122,544)	(127,433)	(82,767)
Receipt for unpaid share capital		—	—	2

Net cash (used in)/generated from financing activities		(122,544)	5,981,443	2,667,235

Net (decrease)/increase in cash and cash equivalents		(4,794,038)	3,799,501	(291,276)
Cash and cash equivalents as of beginning of year		5,709,474	1,909,973	2,201,249

Cash and cash equivalents as of end of period	14	915,436	5,709,474	1,909,973

F-STAR BETA LIMITED

STATEMENTS OF CASH FLOWS

FOR THE PERIOD ENDED MAY 6, 2019 AND THE YEARS ENDED DECEMBER 31, 2018 AND 2017

Reconciliation of movement in liabilities from financing activities	Period ended May 6, 2019	Year ended December 31, 2018	Year ended December 31, 2017
	£	£	£
Beginning of period	10,067,634	3,941,514	1,172,454
Cash flows	(122,544)	5,981,443	2,667,235
Non-cash charges
Interest charged	103,216	144,677	101,825

End of period	10,048,306	10,067,634	3,941,514

The accompanying notes form an integral part of these financial statements

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

1.	General information

F-star Beta Limited (“the Company”) is a private limited company incorporated under the laws of England and Wales. The Company’s registered office is Eddeva B920, Babraham Research Campus, Cambridge, CB22 3AT. The Company is domiciled in the United Kingdom.

The Company’s principal activities are the discovery and development of therapies intended to treat serious diseases with a focus on the development of bispecific antibodies for the treatment of immuno-oncology.

The financial statements were authorized by the Company’s Board of Directors on August 28, 2020.

2.	Summary of significant accounting policies

The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

2.1	Basis of preparation

These financial statements have been prepared on a going concern basis in accordance with International Financial Reporting Standards (IFRS) and interpretations issued by the IFRS Interpretations Committee (IFRS IC) as issued by the International Accounting Standards Board (IASB). The financial statements have been prepared under the historical cost convention.

Following a management review of the presentation of the statement of income for the current reporting period, it was determined that a “by function” presentation would provide more reliable and relevant information to the users of the financial statements. Therefore, for comparability of the data presented, for the years ended December 31, 2018 and 2017 the presentation of the statements of comprehensive income has been changed to a “by function” presentation, whereas the previous presentation was by nature. Due to this presentational change and the associated requirements of IAS 1 Presentation of financial statements, the company adopted a policy of classifying certain costs as “costs related to collaborative arrangements” (see note 2.17).

The following table illustrates the reclassification of costs from “other expenses” under the “by nature” presentational format to the revised expense categories under the “by function” presentational format the for the years ended December 31, 2018 and December 21, 2017:

	Presentation by nature		Presentation by function
	Other expenses £	Total £	Costs related to collaborative arrangements £	Research & development costs £	General & administrative expenses £	Other expenses £	Total £
Year ended December 31, 2018	19,133,736	19,133,736	6,719,286	12,048,753	345,485	20,212	19,133,736
Year ended December 31, 2017	15,574,533	15,574,533	3,289,171	11,933,309	352,053	—	15,574,533

Revision of intangible asset disclosures

The previously reported intangible asset disclosures for the years ended December 31, 2018 and 2017 have been revised in these financial statements for the correction of an error (see note 4.3).

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

2.2	Going concern

As of August 28, 2020, the date of approval of the financial statements for the period ended May 6, 2019, the company does not expect its cash deposits will be sufficient to fund its operating expenses and capital expenditure requirements for at least the next 12 months. These conditions raise substantial doubt about the company’s ability to continue as a going concern.

F-star Therapeutics Limited expects to seek equity financing from existing and new investors in conjunction with the contemplated Share Exchange Agreement entered into on July 29, 2020 between F-star Therapeutics Limited and Spring Bank Pharmaceuticals Inc. The closing of the Share Exchange Agreement would provide access to the existing cash deposits of Spring Bank Pharmaceuticals Inc as well as expected additional equity financing to be raised by F-star Therapeutics Limited as part of the Exchange. The estimated closing is anticipated in Q4 2020. The closing of the Share Exchange Agreement is however subject to approval by the shareholders of Spring Bank Pharmaceuticals Inc. If the merger is unsuccessful, the parent undertaking will seek additional funding through equity financing from existing shareholders, or other alternative sources, which the directors believe can be obtained. Accordingly, the directors believe it is appropriate to continue to adopt the going concern basis of accounting. The financial statements do not include any adjustments that would be necessary if the group headed by F-star Therapeutics Limited and the company were unable to continue as a going concern.

F-star Therapeutics Limited, the parent undertaking has provided a letter of support to the group, committing to provide funding for operations for at least 12 months from the issuance date of these financial statements. As F-star Therapeutics Limited has insufficient cash to fund the group’s operations for at least the next 12 months, the provision of this support is contingent upon successful fundraising.

2.3	Estimates and judgments

In the application of the company’s accounting policies, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are relevant. Actual results may differ from these estimates. See note 4 for details of critical estimates and judgments.

2.4	New standards, amendments and IFRIC interpretations

New standards, amendments and interpretations adopted by the company

i. IFRS 9 – Financial Instruments

IFRS 9 Financial Instruments (“IFRS 9”) replaces the provisions of IAS 39 that relate to the recognition, classification and measurement of financial assets and financial liabilities, derecognition of financial instruments, impairment of financial assets and hedge accounting. IFRS 9 contains three principal classification categories for financial assets, measured as amortized cost, fair value through other comprehensive income and fair value through profit and loss. The classification of financial assets is generally based on the business model in which a financial asset is managed and its contractual cash flow characteristics.

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

On January 1, 2018 (the date of initial application of IFRS 9), the Company’s management has assessed which business models apply to the financial assets held by the Company and has classified its financial instruments into the appropriate IFRS 9 categories. The main effects resulting from this reclassification are as follows:

	Note	Original classification under IAS 39	New classification under IFRS 9	Original carrying amount under IAS 39 £	New carrying amount under IFRS 9 £
Financial assets	(a)
Trade and other receivables		Loans and receivables	Amortised cost	813,245	813,245
Cash and cash equivalents		Loans and receivables	Amortised cost	1,909,973	1,909,973

Total financial assets				2,723,218	2,723,218

Financial liabilities	(b)
Trade payables and accruals		Other financial liabilities	Amortised cost	616,813	616,813
Amounts due to related parties		Other financial liabilities	Amortised cost	4,804,235	4,804,235

Total financial liabilities				5,421,048	5,421,048

(a)

Trade and other receivables: Trade and other receivables that were classified as loans and receivables under IAS 39 are now classified as amortized cost. The Company applies the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables and contract assets.

(b)	Trade payables and accruals: IFRS 9 largely retains the existing requirements in IAS 39 for the classification and measurement of financial liabilities.

IFRS 9 replaces the “incurred loss” model in IAS 39 with “expected credit loss” model. The new impairment model applies to financial assets measured at amortised cost, contract assets and debt investments at FVOCI, but not to investments in equity instruments. Under IFRS 9 credit losses are recognized earlier than under IAS 39.

For assets in the scope of the IFRS 9 impairment model the impairment losses are generally expected to increase and become more volatile. The Company has determined that any allowance for impairment due to the application of the IFRS 9 impairment requirements as of January 1, 2018 would be immaterial.

Full details of IFRS 9 effective from January 1, 2018 are included in note 2.8.

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

ii IFRS 15—Revenue from Contracts with Customers

The Company has adopted IFRS 15 Revenue from Contracts with Customers on a modified retrospective basis from January 1, 2018. Under IAS 18, the license and R&D were two separate components because the commercial effect was separate. The Company assessed the license and R&D services under IFRS 15 criteria and concluded the R&D services were significantly modifying the license and as such resulted in a combined performance obligation. A cost-to-cost method to measure progress of completion of the performance obligations has been used to assess the revenue to be recognized at each reporting date. This has resulted in the following changes to the financial statements:

Statement of financial position (extract)	IAS 18 carrying amount December 31, 2017 £	Remeasurement £	IFRS 15 carrying amount January 1, 2018 £
Current liabilities—deferred revenue	—	9,340,724	9,340,724

The impact on the Company’s accumulated losses as at January 1, 2018 is as follows:

	Note	£
Balance as at December 31, 2017 as originally stated		(391,138)
Change in accounting policy		(9,340,724)

Total equity as at January 1, 2018		(9,731,862)

Under IAS 18, £14.4 million would have been recognized in the statement of comprehensive income for the year ended December 31, 2018.

The new accounting policies adopted by the Company at January 1, 2018 are included in section 2.16 of this note.

New standards, amendments and interpretations not yet adopted

A number of new standards and amendments to standards and interpretations are effective for annual periods beginning after January 1, 2019. None of these are expected to have a significant effect on the financial statements.

2.5	Foreign currency translation

Foreign currency transactions are translated into pounds sterling, the company’s functional currency, using the exchange rates prevailing at the date of the transactions or valuation where items are remeasured. Foreign exchange gains and losses resulting from the settlement of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of comprehensive income. Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents are presented in the statement of comprehensive income within ‘finance income or costs’. All other foreign exchange gains and losses are presented within ‘other gains’ in the statement of comprehensive income.

2.6	Intangible assets

Expenditure on research activities are recognized in the statement of comprehensive income as incurred. Development expenditure is capitalized only if the expenditure can be measured reliably, the product is technically and commercially feasible, future economic benefits are probable, and the company has sufficient resources to complete or sell the asset.

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

Acquired intangible assets, including intellectual property rights that have finite useful lives, are measured at cost less accumulated amortization and any accumulated impairment losses.

Subsequent expenditure is capitalized only when it increases the future economic benefits of the asset to which it relates. All other expenditure is recognized in the statements of comprehensive income as incurred.

Proceeds received on the disposal of intangible assets via exclusive intellectual property licensing arrangements are classified as revenue. On such a disposal, the capitalized cost relating to rights sold is charged to cost of sales. Amortization of intangible fixed assets are included within operating expenses in the statement of statement of comprehensive income.

Intangible assets are amortized over their estimated useful economic lives, using the straight-line method:

Intellectual Property Rights	Over the remaining life of the relevant patents (full life assumed to be 20 years). This results in a range of UELs between 20 and 7 years

2.7	Impairment of non-financial assets

At the date of the statement of financial position, the company reviews the carrying amounts of its long-lived assets to determine whether there is any indication that those assets have suffered an impairment loss.

For the purpose of measuring recoverable amounts, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units or ‘CGUs’). The recoverable amount is the higher of fair value less cost of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. An impairment loss is recognized as part of operating expenses immediately.

2.8	Financial instruments

i.	Financial assets

The Company has adopted IFRS 9 effective January 1, 2018. Upon adoption the Company elected to take the transition relief as provided by IFRS 9, which permits an entity not to restate prior periods on initial application of the standard and any adjustments to be made to the opening retained earnings balance as of January 1, 2018. As a result, the 2017 comparative information provided continues to be accounted for in accordance with the Company’s previous accounting policy.

Classification

All financial assets relate to cash and cash equivalents and trade and other receivables and until December 31, 2017 the Company stated all these assets at their recoverable amount, which approximated to fair value due to their short-term nature. From January 1, 2018 on initial recognition all financial assets within the Company are classified as measured at amortized cost, based upon the Company’s business model for managing the financial assets and the contractual terms of the cash flows.

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

Recognition and derecognition

Financial assets are derecognized when the right to receive cash flows from the financial assets have expired or have been transferred and the Company has transferred substantially all the risks and rewards of ownership.

Measurement

At initial recognition, the Company measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss (FVPL), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL are expensed in the statements of comprehensive income.

Subsequent measurement of debt instruments depends on the Company’s business model for managing the asset and the cash flow characteristics of the asset. As stated above, all financial assets in the Company are held at amortized cost.

Amortized cost

Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Interest income from these financial assets is included in finance income using the effective interest rate method. Any gain or loss arising on derecognition is recognized directly in profit or loss and presented in other gains/(losses) together with foreign exchange gains and losses. Impairment losses are presented as separate line item in the statements of comprehensive income.

Impairment

From January 1, 2018 the Company assesses on a forward-looking basis the expected credit loss associated with its debt instruments carried at amortized cost. The impairment methodology applied depends on whether there has been a significant increase in credit risk. For trade receivables, the Company applies the simplified approach permitted by IFRS 9, which requires expected lifetime losses to be recognized from initial recognition of the receivables.

All financial assets relate to cash and cash equivalents and trade and other receivables, which are stated at their recoverable amount, which approximates the fair value due to the short term nature of these assets.

ii.	Financial liabilities

Financial liabilities at amortized cost include trade payables and other payables excluding non-financial liabilities. Trade payables are initially recognized at the amount required to be paid. Subsequently, trade payables are measured at amortized cost, which approximates the fair value due to the short-term nature of these liabilities.

2.9	Offsetting financial instruments

Financial assets and liabilities are reported at their net amount in the statements of financial position if there is a legally enforceable right of offset and there is an intention to settle. The legally enforceable right must not be contingent on future events and must be enforceable in the normal course of business and in the event of default, insolvency or bankruptcy of the company or the counterparty.

2.10	Trade and other receivables

Financial assets included in trade and other receivables are recognized initially at fair value. The company holds these receivables with the objective to collect the contractual cash flows and therefore measures them

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

subsequently at amortized cost using the effective interest method, less any impairment losses. Prior to January 1, 2018 the Company provided an allowance for uncollectible accounts based on prior experience and management’s assessment of the collectability of existing specific accounts. From January 1, 2018, the Company also assesses the expected credit losses associated with these financial assets on a forward-looking basis.

2.11	Cash and cash equivalents

Cash and cash equivalents comprise cash on hand and demand deposits and other short-term and highly liquid investments that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value with original maturities of three months or less.

2.12 Equity and reserves

Ordinary shares and preferred shares are classified as equity. The Company’s issued capital represents the nominal value of shares that have been issued. Accumulated losses includes all current period retained profits and accumulated losses.

2.13 Trade and other payables

Trade and other payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method. Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Accounts payable are classified as current liabilities if payment is due within one year or less. If not, they are presented as non-current liabilities.

Deferred revenue

Payments for unsatisfied performance obligations to be completed in future periods are recorded in the statements of financial position as contract liabilities (deferred revenue).

2.14	Current and deferred income tax

The tax credit/charge represents the sum of the tax currently receivable/payable and deferred tax. The tax currently payable/receivable is based on taxable profit/loss for the year. Taxable profit/loss differs from net profit/loss as reported in the statements of comprehensive income because it excludes items of income or expense that are taxable or deductible in other years and it further excludes items that are never taxable or deductible. The company’s asset/liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the date of the statements of financial position.

R&D expenditure is written off in the year in which it is incurred. Any tax credit receivable under the small company R&D scheme is recognized in “Income tax” in the statements of comprehensive income.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit and is accounted for using the balance sheet liability method. Deferred tax liabilities are generally recognized for all taxable temporary differences and deferred tax assets are recognized to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilized. Such assets and liabilities are not recognized if the temporary difference arises from the initial recognition of goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction, which affects neither the taxable profit nor the accounting profit.

Deferred tax liabilities are recognized for taxable temporary differences arising on investments in subsidiaries except where the Company is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

The carrying amount of deferred tax assets is reviewed as of the date of the statements of financial position and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled, or the asset is realized. Deferred tax is charged or credited in the statements of comprehensive income, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the company intends to settle its current tax assets and liabilities on a net basis.

2.15	Share-based payments

The Company operates an equity-settled, share-based compensation plan, under which the Company receives services from employees of F-star Biotechnology Limited (“F-star Biotech”) as consideration for the issuance of Company equity instruments (options). The fair value of the services received in exchange for the grant of the options is recognized as an expense. The total amount to be expensed is determined by reference to the fair value of the options granted, excluding the impact of any service and non-market performance vesting conditions.

Non-market performance and service conditions are included in assumptions about the number of options that are expected to vest. The total expense is recognized over the vesting period, which is the period over which all of the specified vesting conditions are to be satisfied. As of the end of each reporting period, the Company revises its estimate of the number of options that are expected to vest based on the non-market vesting and service conditions. It recognizes the impact of the revision to original estimates, if any, in the statements of comprehensive income, with a corresponding adjustment to equity.

2.16	Revenue recognition

The Company’s revenues are generated through its intellectual property licensing and service arrangements with one external customer and the provision of intellectual property licenses and research and development (“R&D”) services to one related party. The terms of the arrangement with the external customer include the performance of R&D services, the grant of intellectual property rights and the option to acquire further intellectual property rights. In exchange for the initial grant of intellectual property rights and R&D services the Company received a non-refundable upfront license payment and will receive variable consideration in the form of milestone payments that are based on the achievement of defined collaboration objectives.

On inception of a new contract management identifies performance obligations and consider if these performance obligations are distinct. Performance obligations are promised services in a contract to transfer a distinct service to the customer. Promised services are considered distinct when: (i) the customer can benefit from the service on its own or together with other readily available resources, and (ii) the promised service is separately identifiable from other promises in the contract. In assessing whether promised services are distinct, management considers factors such as the stage of development of the underlying intellectual property, the capabilities of the customer to develop the intellectual property on their own and whether the required expertise is readily available. In addition, management considers whether the collaboration partner can benefit from a promise for its intended purpose without the receipt of the remaining promises, whether the value of the promise is dependent on the unsatisfied promises, whether there are other vendors that could provide the remaining promises, and whether it is separately identifiable from the remaining promises.

For customer options to acquire intellectual property rights, management assesses if the optional future services are offered at the standalone selling price. If this is the case, then the option is not deemed to provide the

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

customer with a material right and is not considered to be a separate performance obligation. In determining the standalone selling price management consider factors such as identified discount and the probability that the customer will exercise the option. Amounts allocated to a material right are not recognized as revenue until the option is exercised or expires, whichever is earliest.

Management estimates the transaction price based on the amount of consideration the Company expects to receive for transferring the promised services in the contract and allocates the transaction price to each performance obligation based upon management’s estimate of the standalone selling price. Management must develop assumptions that require judgment to determine the standalone selling price for each performance obligation identified in the contract. Management utilises key assumptions to determine the standalone selling price, which may include other comparable transactions, pricing considered in negotiating the transaction, probabilities of technical and regulatory success and the estimated costs. Certain variable consideration is allocated specifically to one or more performance obligations in a contract when the terms of the variable consideration relate to the satisfaction of the performance obligation and the resulting amounts allocated to each performance obligation are consistent with the amounts the Company would expect to receive for each performance obligation.

For variable consideration, the Company assesses the likelihood that a significant reversal of cumulative revenue will not occur, and amounts are recognized only if it is deemed to be highly probable that reversal will not occur. The Company utilizes either the most likely amount method or expected value method to estimate variable consideration to include in the transaction price based on which method better predicts the amount of consideration expected to be received.

For arrangements that include sales-based royalties and sales-based milestones and in which the license is deemed to be the predominant item to which the royalties relate, F-star recognizes royalty revenue upon the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied (or partially satisfied).

For R&D services, the customer pays the fixed amount based on a payment schedule. If the services rendered by the Company exceed the payment received, a contract asset is recognized. If the payments exceed the services rendered, a contract liability (deferred revenue) is recognized.

For milestone payments the revenue is recognized when the conditions stated in the contract for achievement of the milestone becomes probable. When R&D services income, license fees and milestone income are recognized over time, resource expended to date is used as the measure of progress of the performance obligations identified in the contract for the following reasons:

•	each performance obligation contains multiple deliverables; and

•	resource expended has been assessed as the most accurate method of measuring progress towards completion of each performance obligation.

2.17	Costs related to collaborative arrangements

Costs related to collaborative agreements include all costs incurred which are directly attributable to the research and development activities which generate revenue under F-star’s license and collaboration agreements. Where revenue includes the license of perpetual, exclusive intellectual property rights for in-process research and development that has been capitalized, an appropriate amount is charged to the statement of comprehensive income, based on an allocation of cost or value of the rights that have been licensed, which corresponds to the amount of the intangible asset derecognized from the balance sheet. Cost related to collaborative agreements also include full-time equivalent (FTE) labor costs and external R&D costs (for subcontracted research and

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

development activities), that have directly derived revenue, and amortization of capitalized intellectual property rights that have been acquired for the purpose of fulfilling the company’s obligations under its License and Collaboration agreements.

2.18	Operating segments

The company consists of a single operating reporting segment as defined under IFRS 8 Operating Segments.

3.	Financial risk management

3.1	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting its short-term obligations associated with financial liabilities.

Management monitors rolling forecasts of the Company’s cash and cash equivalents on the basis of expected cash flows with the objective of ensuring that the Company has sufficient cash to meet all future obligations.

3.2 Cash flow risk, interest rate risk and sensitivity

Interest rate risk is the risk that changes in market interest rates will cause fluctuations to the fair values and cash flows of the Company’s financial instrument holdings. The Company’s exposure is minimal and so the Company does not employ risk mitigation strategies, such as interest rate swaps.

The Company has a loan agreement with a related party. Interest on this loan is calculated at an agreed rate of LIBOR plus 2% which will result in fluctuations in the amount of interest charged. If interest rates moved by +1%, a reasonably possible change in interest rates, the effect on profit before tax in the period ended May 6, 2019 would be £33,099 and the effect on loss before tax for the period ended December 31, 2018 would be £47,032 (2017: £37,775).

3.3	Currency risk

Currency risk is the risk that changes in foreign exchange rates will cause fluctuations to the fair values and cash flows of the Company’s financial instrument holdings that are denominated in a currency other than the functional currency in which they are measured. A change of 10% in the exchange rate against the euro, U.S. dollar or Swiss franc (“CHF”) would reduce/increase the equity of the Company as of the date of the statements of financial position as shown by the table below:

	% change	May 6, 2019 £	2018 £	2017 £
Euro	10%	(48,301)	(131,240)	(66,668)
U.S. dollar	10%	(6,277)	(234)	(37)
Swiss franc (CHF)	10%	—	1,670	—

The Company has an agreement in place with an external party, where further staged payments are expected to be received. These payments are receivable in U.S. dollars and changes in market exchange rates will cause fluctuations in the amounts recorded in the base currency, pounds sterling. The Company has not recognized future stage payments in its statements of financial position due to uncertainty of the future cash flows.

The Company seeks to match its foreign currency income with expenses in the same foreign currency wherever possible and consequently the Company holds foreign currency facilities with credit institutions to meet this aim.

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

3.4	Credit risk

Credit risk is the risk of financial loss to the Company if the counterparty fails to meet its obligation. Credit risk arises from the Company’s operating activities from receivables, financing activities from cash and cash equivalents and deposits with banks and financial institutions.

The Company has one customer with outstanding debt as of May 6, 2019 and December 31, 2018, (2017: one) with all other trade debts collected as of all reporting dates. The Company closely monitors the performance conditions under the contract with the customer ensuring that invoices are raised when performance conditions are met and that the payments terms with the customer are adhered to.

Credit risk from receivables is minimized by establishing credit policies such as determining and monitoring customer credit limits, requiring credit approvals and the monitoring of customer credit risks. Other monitoring procedures are in place to recover overdue customer accounts and to assess impairment.

Credit risk from financing activities is minimized by establishing investment policies in liquid securities with high credit ratings and maintaining accounts in reputable financial institutions with high quality credit ratings. All cash held by the Company is with financial institutions with a credit rating of F1+ or AA- according to Fitch’s short term and long-term credit ratings.

3.5	Impairment of financial assets

The Company applies the IFRS 9 simplified approach to measuring expected credit losses, which uses a lifetime expected loss allowance for amounts due from related parties.

The expected loss rates are based on the payment profile of the Company’s customer. The historical loss rate is zero but has been adjusted to reflect current and forward-looking information on macroeconomic factors affecting the ability of the customer to settle the receivable.

Due to the related party status of the customer, management have access to detailed forecasts to aid assessment of the recovery of balances owed to the Company as of the reporting date. On that basis, any loss allowance as of May 6, 2019, December 31, 2018 and January 1, 2018 (on adoption of IFRS 9) was determined to be immaterial.

Amounts due from related parties are written off when there is no reasonable expectation of recovery. Indicators that there is no reasonable expectation of recovery include, amongst others, failure of a debtor to engage in a repayment plan and failure to make contractual payments for greater than 120 days past due.

While cash and cash equivalents and recoverable VAT are also subject to the impairment requirements of IFRS 9 the identified impairment loss was immaterial. Impairment on trade and other receivables and contract assets are presented as net impairment losses within operating profit. Subsequent recoveries of amounts previously written off are credited against the same line item.

3.6	Capital management

The Company considers its equity to be its capital. Its objective is to manage this such that the Company has sufficient capital to remain liquid and to fund its activities. This is managed by quarterly assessment of future capital requirements, which is presented to management with recommendations for any action required to ensure that this this objective is met.

4.	Critical accounting estimates and judgments

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

The company makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

In the application of the company’s accounting policies, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the year of the revision and future years if the revision affects both current and future years.

Key judgments and sources of estimation uncertainty relating to these financial statements are:

4.1	Judgments and estimates utilized to determine the amount and timing of revenue recognition

The Company’s revenues are generated through its intellectual property licensing and service arrangements with one external customer and the provision of intellectual property licenses and research and development (“R&D”) services to one related party. The following sections provide information regarding the nature and timing of the satisfaction of performance obligations under the contracts into which the Company has entered, which requires management to make significant estimates and judgments as described.

R&D Services and Option Agreement with collaboration partner

The Company has a R&D Services and Option Agreement with a collboration partner (“the partner”), under which it supplies intellectual property rights, R&D services to develop a number of immuno-oncology therapeutic bispecific antibodies and the option to acquire further intellectual property rights. The Company also receives milestone payments if certain stages of development are achieved. The contract includes multiple deliverables, however the intellectual property licensing and R&D services supplied are not deemed to be separate performance obligations. This is because the intellectual property rights granted are expected to be significantly modified by the R&D services also provided by the Company.

The option to acquire further rights is not considered to be a material right, as the option does not provide the partner with a discount that it would not have otherwise received. This is therefore deemed to not be a separate performance obligation.

Licensing income from the grant of intellectual property rights and R&D services provided as part of this arrangement are recognized using the cost-to-cost method to measure progress of completion of the performance obligation, which utilizes the total cost of labor incurred to the reporting date, relative to the total expected cost.

Success-based milestones represent variable consideration which is included in the transaction price only when it is highly probable that a significant reversal of cumulative recognized revenue will not occur.

Intellectual Property Licensing and Services Agreement with F-star Delta Limited

The Company has an intellectual property licensing agreement and a services agreement with a related party, F-star Delta Limited (“Delta”).

Management assessed that the R&D services are not distinct from the transfer of intellectual property rights, and therefore together they constitute a single combined performance obligation.

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

The intellectual property licensing and services agreement includes both fixed and variable consideration. At inception of the contract, management evaluated the total amount of consideration and the likelihood that each payment would be received. The amount included in the transaction price was constrained to the amount for which it is highly probable that a significant reversal of cumulative revenue recognized will not occur. At each reporting period management evaluate whether milestones and R&D services are considered highly probable of being reached and, to the extent that a significant reversal would not occur in future periods, estimate the amount to be included in the transaction price using the most likely amount method. There are no provisions in the existing agreement for returns or refunds.

The Company recognizes revenue using the cost-to-cost method, which it believes best depicts the transfer of control of the services to the customer. Under the cost-to-cost method, the extent of progress towards completion is measured based on the ratio of actual costs incurred to the total estimated costs expected upon satisfying the identified performance obligation.

4.2	Useful life and impairment of intangible assets – key estimates

The Company has acquired intangible assets that consist of intellectual property rights from a third party. Management estimate that the useful life the assets to be the life of the underlying patents. However, the actual economic life may be longer than estimated due to potential regional patent term extensions which are currently unknown.

Management assesses whether acquired intangible assets have suffered any impairment at each reporting date, or sooner if there is an indication that the asset may be impaired. For the period ended May 6, 2019 and the year ended December 31, 2018 the recoverable amount of these assets was determined based on value-in-use calculations or fair value less cost of disposal calculations, which requires the use of assumptions and estimates. The current period calculations include a cost approach, which utilized net amount invested with a return on investment commensurate with the achievement of certain value inflection events. Management believes that a cost approach is more appropriate in the current period due to a changing competitor landscape for this asset, which makes it more difficult for future market share data to be calculated. However, although there is more uncertainty around the estimated future cash inflows relating to this asset, there is sufficient headroom at May 6, 2019 to satisfy management that no impairment is required.

The key assumptions used in the value-in-use calculations for the period ended May 6, 2019 are as follows:

May 6, 2019
Obsolescence factor
2019 investment	25%
2018 investment	50%
2017 investment	80%
Value inflection events
Candidate selection	3%
CMC process determined	12.5%

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

Management has determined the values assigned to each of the above key assumptions as follows:

Assumption	Approach to determining values

Obsolescence factor	This relates to the cost incurred on an asset in a given year which has been discounted for an estimate of non-productive spend in that year (i.e. expenditure which has not been deemed to have increased the value of the asset). Management assessed this by examining all activities carried out in each year and determining the productivity of each activity.
Value inflection event	These are events that would result in an increase or decrease of the value of an asset. Publicly traded comparable companies were identified that experienced similar events and the equity value was calculated one-day prior to the associated news release, as well as one-day, five-days, 10-days and 30-days post news release to measure the increase or decrease in value.

The prior year calculations include cash flow projections based on financial budgets approved by management covering a three-year period. Cash flows beyond the three-year period were forecasted using published transition probabilities for development of product candidates, expected clinical trial design based upon the clinical development strategy for the candidates and industry analyst sales and gross margin projections for similar product candidates in the same target indications.

In the current period, management have assessed reasonably possible changes for key assumptions included in the impairment model and have concluded that there are no instances that would impact the carrying value of the intangible asset as at May 6, 2019.

The key assumptions used in the value-in-use calculations for the year ended December 31, 2018 are as follows:

Discount factor: 13.5%

In the year ended December 31, 2018, recoverable amount would equal the carrying amount if the key assumption was to change from 13.5% to 16.0%. The key assumptions used in the estimation of the recoverable amount are as set out below:

•

The values assigned to the key assumptions represented management’s assessment of the future trends in the relevant industry and have been based on historical data from both external and internal source.

•	The discount rate was estimated based on cost of equity and cost of debt.

•	The cash flow projections included specific development estimates including cost of sales, cost of R&D, probability of success and amount and timing of projected future revenue.

4.3	Revision of Previously Issued Financial Statements

Intangible asset disclosure – note 12 (extract)	As previously reported Patents 2018 £	Adjustment Patents 2018 £	As revised Patents 2018 £
Costs at beginning of period	—	—
Additions	1,461,581	962,000	2,423,581
Disposals	(961,581)	(962,000)	(1,923,581)

Cost at end of period	500,000	—	500,000

Total intangible assets	483,949	—	483,949

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

Statement of cash flows (extract)	As previously reported 2018 £	Adjustment 2018 £	As revised 2018 £
Payments to acquire intangible assets	—	962,000	962,000
Net cash used in operating activities	(720,361)	962,000	241,639
Payments to acquire intangible assets	(1,461,581)	(962,000)	(2,423,581)
Net cash used in investing activities	(1,461,581)	(962,000)	(2,423,581)

Intangible asset disclosure – note 12 (extract)	As previously reported Patents 2017 £	Adjustment Patents 2017 £	As revised Patents 2017 £
Costs at beginning of period	—	—	—
Additions	—	984,691	984,691
Disposals	—	(984,691)	(984,691)

Cost at end of period	—	—	—

Total intangible assets	—	—	—

Statement of cash flows (extract)	As previously reported 2017 £	Adjustment 2017 £	As revised 2017 £
Proceeds from sale of intangible assets	—	984,691	984,691
Net cash used in operating activities	(2,958,511)	984,691	(1,973,820)

5.	Revenue

The Company derives revenue from the transfer of goods and services over time in the following categories.

All revenue in the period ended May 6, 2019 and the year ended December 31, 2018 was generated from a single customer, which is a related party (F-star Delta Limited), located in the United Kingdom:

Provision of Licensing and R&D services	Period to May 6, 2019 £	12 months December 31, 2018 £
Revenue from related party	7,902,856	17,394,263

Total	7,902,856	17,394,263

Timing of recognition:
Over time	7,902,856	17,394,263

Total	7,902,856	17,394,263

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

In the year ended December 31, 2017, revenue was generated in two geographic regions, the United Kingdom and the European Union. Revenue in the European Union was generated from a third party collaboration partner and revenue from a related party in the United Kingdom was generated from Delta.

YEAR ENDED DECEMBER 31, 2017	Licensing income^ £	Provision of R&D services £	Total^ £
Revenue from related party in the United Kingdom	9,846,913	2,304,480	12,151,393

Timing of recognition:
At a point in time	9,846,913	—	9,846,913
Over time	—	2,304,480	2,304,480

Total from United Kingdom	9,846,913	2,304,480	12,151,393

Revenue from European Union*	2,841,850	—	2,841,850

Timing of recognition:
Over time	2,841,850	—	2,841,850

Total from European Union	2,841,850	—	2,841,850

Total	12,688,763	2,304,480	14,993,243

*

In the year ended December 31, 2017, the licensing income from a third party in the European Union represents the revenue recognized from the grant of intellectual property rights and the provisions of R&D services, which is deemed by management to represent a single performance obligation.

^See note 2.4ii for details of a change in accounting policy.

Collaboration with Collaboration partner

In February 2015, the Company entered into an Option Agreement with a collaboration partner (“the partner”) pursuant to which the Company granted the partner the right to obtain a worldwide, exclusive license to certain of the Company’s patents and know-how to develop, manufacture and commercialize up to a specified number of tetravalent bispecific antibody (mAb2) product candidates based on Fcabs directed at an immuno-oncology target in the field of the diagnosis, prevention and treatment of all diseases and conditions in humans or animals. Under certain circumstances, the partner has the right to select Fcabs to alternative targets to such original Fcabs.

Under the Option Agreement, the Company must, at its own expense, use commercially reasonable efforts to deliver Fcab sequences for the immuno-oncology target and to conduct certain mutually agreed upon research activities. Upon exercise of the option, the partner will become solely responsible for continued development, manufacture and commercialization of the applicable licensed products.

Pursuant to the Option Agreement, the Company received an aggregate initial payment of £4.2 million ($6.5 million) on February 17, 2015, and £1.6 million ($2.3 million) on January 15, 2016 and £6.1 million ($8.8 million) on February 17, 2016.

Under the the Option Agreement, the partner is obligated to pay the Company up to £85.4 million ($137.5 million) per mAb2 program in the aggregate upon the achievement of certain development and regulatory milestones. Additionally, under the Option Agreement, is obligated to pay the Company up to £118.2 million ($150.0 million) in the aggregate upon the achievement of certain commercial milestones. The Company is

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

eligible to receive tiered royalties ranging from a low-single digit to a high-single digit percentage of net sales of licensed products. The royalties payable to the Company under the Option Agreement may be reduced under certain circumstances. The Company’s right to receive royalties under the Option Agreement expires, on a licensed product-by-licensed product and country-by-country basis, on the latest of: (i) the expiration, invalidation or abandonment date of the last valid licensed patent claim that covers such licensed product in such country, (ii) the expiration of regulatory exclusivity for such licensed product in such country and (iii) the tenth anniversary of the first commercial sale of such licensed product in such country.

Unless earlier terminated, the term of the Option Agreement will expire on the earlier of: (a) the date on which the partner has no further milestone or royalty obligations, or (b) on a target-by-target basis, the expiration of the applicable option period and the failure of the partner to exercise the applicable option prior to such expiration. The Company may terminate the Option Agreement if the partner or any sublicensee challenges any patent licensed to it under such agreement, subject to a right to cure in the case of a patent challenge by a sublicensee of the partner. Additionally, the Company may terminate the Option Agreement, on a target-by-target basis, under certain circumstances in the event that the partner ceases all development or commercialization activities with respect to the applicable licensed products under such agreement. The partner may terminate the Option Agreement, effective upon written notice to the Company, on a target-by target basis in the event that the partner in good faith believes it has safety concerns regarding continuing development or commercialization of a licensed product. The partner may terminate the Option Agreement either in its entirety or on a target-by target basis for convenience at any time effective upon 90 days’ prior written notice to the Company. Either party may terminate the agreement in the event of an uncured material breach under such agreement by the other party or for certain bankruptcy or insolvency events involving the other party. In the event of certain uncured breaches of the partnerparn’s diligence obligations, F-star may seek damages caused by such breach or seek specific performance in accordance with the terms of the Option Agreement.

Revenue recognition

The Company has considered whether the following obligations are distinct:

•	Grant of intellectual property rights for the purpose of evaluating the work performed by the Company

•	Provision of R&D services

Management concluded under IFRS 15 the grant of intellectual property rights is not distinct from the provision of R&D services, as the R&D services are expected to significantly modify the early stage intellectual property. As a result, the grant of intellectual property rights and the provision of R&D services has been combined into a single performance obligation for this contract. In the year ended December 31, 2017 this determination was different under IAS 18 Revenue – see note 2.4 ii.

The total transaction price was initially determined to be £13.8 million consisting of the initial upfront payment and R&D funding for expected time to delivery of an antibody sequence to the partner. Variable consideration to be paid to the Company upon reaching certain milestones have been excluded from the calculation as it is not highly probable that a significant reversal of revenue recognized will not occur in a subsequent reporting period.

Revenue related to the initial upfront payment and R&D services provided was recognized over the estimated period to sequence delivery using the cost-to-cost method of measurement of progress to completion (see note 2.16). For the year ended December 31, 2017 the Company recognized £2.8 million, which related to the remaining unrecognized revenue as of January 1 2017 and the performance obligations were fully satisfied in August 2017.

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

Intellectual Property License Agreement with F-star Delta Limited

During the year ended 2017, the Company entered into an intellectual property licensing agreement with a related party, F-star Delta Limited. The license granted F-star Delta Limited exclusive intellectual property rights to develop, manufacture, commercialize and sub-license products generated from the use of the Company’s proprietary technology. Additionally, a support services agreement was entered into by the Company and F-star Delta Limited for the supply of R&D services to F-star Delta Limited to develop bispecific antibodies to meet the obligation of its arrangement with Ares Trading S.A., an affiliate of Merck KGaA, Darmstadt, Germany (“Ares”). Under the terms of the support services agreement the provision of R&D services is charged at a fixed full-time equivalent (FTE) rate, which is billed monthly as incurred.

In consideration for the grant of intellectual property rights to F-star Delta Limited, a proportion of any payments made to F-star Delta Limited under its license and collaboration agreement with Ares is paid to the Company. The percentage payable to the Company is tiered from 90% to 50%, depending upon the nature of each payment. The amount of the upfront licensing fee paid to F-star Delta Limited by its collaboration partner that was subsequently paid to the Company was £9.8 million.

The shareholders of F-star Delta Limited also entered into an option agreement with Ares which granted Ares the option to acquire the entire share capital of F-star Delta Limited. On exercise of the option, a payment equal to 20% of the proceeds of the sale would be received by the Company from F-star Delta Limited.

For product candidates being developed by F-star Delta Limited, but not included in the collaboration arrangements with Ares, the Company is eligible to receive £8.0 million in development milestones, £23.0 million in regulatory milestones and a low-single digit royalty percentage of net sales per product candidate.

Development milestone payments are triggered upon achievement by each product candidate of a defined stage of clinical development and regulatory milestone payments are triggered upon approval to market of a product candidate by the FDA or other global regulatory authorities.

The Company has considered whether the following obligations are distinct:

•	Grant of intellectual property rights

•	Provision of R&D services

Management assessed that the R&D services in the contract were not distinct from the transfer of intellectual property rights, and therefore together they constitute a single combined performance obligation because the R&D services are expected to significantly modify the early stage preclinical intellectual property.

Variable consideration to be paid to the Company upon reaching certain milestones has been excluded from the transaction price, as it is not highly probable that a significant reversal of cumulative revenue recognized will not occur in a subsequent reporting period.

Revenue recognition

For the year ended December 31, 2017, the Company recognized £9.8 million relating to the upfront license fee in accordance with IAS 18. Upon transition to IFRS 15, the promises within the contracts were determined to not be distinct and therefore a transition adjustment of £9.3 million was recorded as a decrease to retained earnings as a result of the combined performance obligation.

During the year ended December 31, 2018, one development milestone was achieved and R&D services were provided. The total transaction price estimate was increased to £26.6 million. £17.4 million of this total transaction price was recognized during the year ended December 31, 2018, based on the cost-to-cost method.

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

In the period ended May 6, 2019, R&D services were provided and the transaction price estimate was increased to £28.5 million. £7.9 million of this total transaction price was recognized during the period, based on the cost-to-cost method.

a.	Assets and liabilities related to contracts with customers

The Company has recognized the following liabilities related to contracts with customers:

	Period ended May 6, 2019	Year ended December 31, 2018	Year ended December 31, 2017
	£	£	£
Deferred revenue related to upfront licensing fee, milestone income and R&D services income	351,011	6,390,207	—

b.	Revenue recognized in relation to contract liabilities

	Period ended May 6, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Deferred revenue related to licensing income	£	£	£
Contract liabilities at beginning of period (originally)	6,390,207	—	2,841,850
Adoption of new accounting standard (2.4ii)	—	9,340,724	—
Additional amounts deferred in the period	240,450	3,470,504	—
Revenue recognized in the period included in opening contract liability	(6,279,646)	(6,421,021)	(2,841,850)

Contract liabilities at end of period	351,011	6,390,207	—

Revenue recognized in the period to May 6, 2019 and the year 2018 not included in opening contract liability is £1.6 million and £11.0 million, respectively.

The following table shows the aggregate transaction price allocated to the remaining incomplete performance obligation.

	Period ended May 6, 2019	Year ended December 31, 2018	Year ended December 31, 2017
	£	£	£
Transaction price allocated to outstanding performance obligation	351,011	6,390,207	9,340,724

As at May 6, 2019 the remaining 1% of the transaction price allocated to the unsatisfied contracts was expected to be recognized by June 4, 2019.

6.	Costs related to collaborative arrangements

	Period ended May 6, 2019	Year ended December 31, 2018	Year ended December 31, 2017
	£	£	£
Derecognition of intangible asset	—	1,895,536	984,691
Direct labor cost	1,863,660	4,823,750	2,304,480

	1,863,660	6,719,286	3,289,171

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

7.	Other gains

	Period ended May 6, 2019	Year ended December 31, 2018	Year ended December 31, 2017
	£	£	£
Gain on foreign exchange differences	—	—	166,352
Interest receivable	—	815	—

	—	815	166,352

8.	Loss from operations

Loss from operations is stated after charging:

	Period ended May 6, 2019	Year ended December 31, 2018	Year ended December 31, 2017
	£	£	£
Charged to research and development costs:
Amortization of intangible assets	—	44,096	—
Charged to general and administrative costs:
Share based payment charge	688,679	31,947	128,186

The company had no employees during the period ended May 6, 2019 and the year ended December 31, 2018 (2017: none).

9.	Finance costs

	Period ended May 6, 2019	Year ended December 31, 2018	Year ended December 31, 2017
	£	£	£
Interest payable on loan from related party	103,216	144,677	101,825

10.	Key management personnel remuneration

Remuneration to key management personnel is paid by a related party, F-star Biotechnology Limited. Amounts shown below relate to the allocation of remuneration to F-star Beta Limited. In addition to the Statutory Directors, who were in office as of May 6, 2019 , December 31, 2018 and December 31, 2017, key management personnel also included the Chief Business Officer and Chief Scientific Officer.

	Period ended May 6, 2019	Year ended December 31, 2018	Year ended December 31, 2017
	£	£	£
Aggregate compensation	161,038	563,437	476,552
Compensation for loss of office	—	131,797	—
Company pension contributions to money purchase pension schemes	3,456	22,019	21,194
Share-based payment charge	688,679	—	—

	853,173	717,253	497,746

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

11.	Corporation tax benefit

	Period ended May 6, 2019	Year ended December 31, 2018	Year ended December 31, 2017
	£	£	£
Current benefit for the year	639,359	2,429,980	705,465
Adjustments for current tax of prior periods	—	(14,012)	—

Total current tax benefit	639,359	2,415,968	705,465

Factors affecting tax credit for the year

The expected tax credit for the year based on the standard UK tax rate for the period ending May 6, 2019, and the year ended December 31, 2018 of 19% (2017: 19.25%) and the reported tax credit for the year can be reconciled as shown below:

	Period ended May 6, 2019	Year ended December 31, 2018	Year ended December 31, 2017
	£	£	£
Loss before tax	(137,399)	(1,883,335)	(516,763)

Profit/ loss before tax multiplied by the standard rate of corporation tax in the United Kingdom for the year of 19% (2017: 19.25%)	26,106	357,834	99,459

	Period ended May 6, 2019	Year ended December 31, 2018	Year ended December 31, 2017
	£	£	£
Additional deduction for R&D expenditure	962,732	1,799,715	861,611
Surrender of tax losses for R&D tax credit	(857,989)	(3,904,716)	(936,399)
Share-based payments	(130,849)	(6,070)	(24,671)
Tax credits on R&D expenditure	639,359	2,429,980	705,465
Expenses not deducted for tax purposes	—	(21,501)	—
Adjustment for current tax prior periods	—	(14,012)	—
Impact of change in accounting policy	—	1,774,738	—

Actual tax benefit for the period/year	639,359	2,415,968	705,465

Changes to the UK corporation tax rates were substantively enacted as part of Finance Bill 2015 (on October 26, 2015) and Finance Bill 2016 (on September 7, 2016). These include changes to the main rate to reduce the rate to 19% from April 1, 2017 and to 17% from April 1, 2020. Deferred taxes as of the date of the statements of financial position have been measured using these enacted tax rates and reflected in these financial statements.

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

No deferred tax asset has been recognized due to the current uncertainty of future taxable profits. The asset will be recognized when sufficient taxable profits are generated to relieve the losses and other temporary differences reverse. The amounts not recognized were as follows:

	Period ended May 6, 2019	Year ended December 31, 2018	Year ended December 31, 2017
	£	£	£
Share-based payments	276,149	159,074	153,643
Carried forward tax losses	644,751	644,751	—

Deferred tax asset (unrecognized)	920,900	803,825	153,643

12.	Intangible assets

	Patents May 6, 2019 £	Restated* Patents 2018 £	Restated* Patents 2017 £
Costs at beginning of period	500,000	—	—
Additions	50,000	2,423,581	984,691
Disposals	—	(1,923,581)	(984,691)

Cost at end of period	550,000	500,000	—

Accumulated amortization at beginning of period	16,051	—	—
Amortization charge	—	44,096	—
Disposals	—	(28,045)	—

Accumulated amortization at end of period	16,051	16,051	—

Net book value as of May 6, /December 31,	533,949	483,949	—

*	See note 4.3 for for revision of previously issued financial statements for correction of an error.

All intangible assets are attributable to research and development activities conducted in the United Kingdom. g

13.	Trade and other receivables

	May 6, 2019	2018	2017
Due within one year	£	£	£
Unpaid share capital	2	—	—
Amounts due from related parties	603,701	416,236	730,489
VAT recoverable	119,722	121,278	82,756
Prepayments	484,918	246,998	21,648

	1,208,343	784,512	834,893

Amounts due from related parties are amounts due for R&D services performed and payments due under intellectual property licensing agreements. They are due for settlement within 30 days and therefore are all classed as current. Amounts due from related parties are recognized initially at the amount of consideration that is unconditional, as they do not contain any significant financing components. The Company holds the amounts due from related parties with the intention to collect the contractual cash flows and therefore measures them subsequently at amortized cost using the effective interest method (see note 15).

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

There are no receivables past due as of May 6, 2019, December 31, 2018 or December 31, 2017. The Company does not hold any collateral as security. The carrying amount of the Company’s trade and other receivables is denominated in GBP.

14.	Cash and cash equivalents

	May 6, 2019 £	2018 £	2017 £
Cash and bank balances	915,436	5,709,474	1,909,973

Cash and cash equivalents comprise cash held by the Company.

15.	Issued capital

The Company’s articles of association do not specify the authorized share capital of the entity.

	May 6, 2019 £	2018 £	2017 £
Issued capital	93	91	91

Issued capital comprises:

	May 6, 2019 £	2018 £	2017 £
239,311 unpaid ordinary shares as at May 6, 2019 (December 31, 2018 and 2017, nil)	2	—	—
1,189,098 at May 6, 2019 and December 31, 2018 (2017: 1,189,098) fully paid ordinary shares of £0.00001	12	12	12
27,188 at May 6, 2019 and December 31, 2018 (2017: 27,188) fully paid deferred ordinary shares of £0.00001	—	—	—
7,923,146 at May 6, 2019 and December 31, 2018 (2017: 7,923,146) fully paid series A preferred shares of £0.00001	79	79	79

	93	91	91

On March 6, 2019 239,311 ordinary shares were issued to a director at nominal value. This issue resulted in a share-based payment expense of £724,661 (see note 17).

Ordinary shares have attached to them full voting, dividend and capital distribution (including on winding up) rights. They do not confer any rights to redemption. Deferred ordinary shares do not have voting or dividend rights. They do not confer any rights of redemption. Series A preferred shares have attached to them full voting rights. In a distribution scenario, capital is returned in the following order:

(a)

First in paying to the holders of the deferred ordinary shares, if any, a total of one penny for the entire class of Deferred Shares (which payment shall be deemed satisfied by payment to any one holder of Deferred Shares); and

(b)

Secondly, the balance of the surplus assets (if any) shall be distributed among the holders of the ordinary shares (including those that are exercised under the rules of the share option scheme) and the preference shares pro rata (as if the ordinary shares and preferred shares constituted one and the same class).

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

16.	Financial instruments

a.	Maturity of financial liabilities

The maturity profile of the Company’s financial liabilities as of May 6 or December 31, was as follows:

	May 6, 2019	December 31, 2018	December 31, 2017
Amounts repayable:	£	£	£
In one year or less	13,352,608	12,184,899	5,421,048

b.	Financial Instruments by Category

The Company has classified its financial assets and liabilities into the following measurement groups with the fair values as stated in the table below:

	May 6, 2019 Amortized cost	2018 Amortized cost	2017 Amortized cost
Assets	£	£	£
Cash and cash equivalents	915,436	5,709,474	1,909,973
Trade and other receivables (excluding VAT recoverable and prepayments)	603,701	416,236	730,489

	1,519,137	6,125,710	2,640,462

	May 6, 2019 Financial liabilities measured at amortized cost	2018 Financial liabilities measured at amortized cost	2017 Financial Liabilities measured at amortized cost
Liabilities	£	£	£
Trade and other payables	13,352,608	12,184,899	5,421,048

17.	Trade and other payables

	May 6, 2019 £	2018 £	2017 £
Trade payables	179,218	626,589	440,810
Amount due to related parties	11,318,271	10,955,911	4,804,235
Accrued expenses	1,855,119	602,399	176,003

	13,352,608	12,184,899	5,421,048

No interest is charged on trade payables. The payables due to related parties includes a loan received from F-star Biotechnology Limited, a related party company. The loan is repayable on demand and further details are described in note 18.

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

Management considers that the carrying amount of the payables approximates to their fair value. The carrying amount of the Company’s trade and other payables are denominated in the following currencies:

	May 6, 2019 £	2018 £	2017 £
Pound sterling	13,260,920	11,950,214	5,043,950
Euro	82,952	177,659	376,567
U.S. dollar	8,736	38,652	531
Swiss franc	—	18,374	—

	13,352,608	12,184,899	5,421,048

18.	Share-based payments

Employees of F-star Biotechnology Limited, a related party (see note 18), have been granted options to purchase ordinary shares of the Company. The total charge for the year relating to share based payments was £688,679 for the period ended May 6, 2019 and £31,947 for the year ended December 31, 2018 (2017: £128,186), all of which related to equity-settled share-based payment transactions.

A reconciliation of option movements over the period to May 6, 2019 and the year to December 31, 2018 together with their related weighted average exercise price is shown below:

	May 6, 2019	May 6, 2019	2018	2018	2017	2017
	Number	Weighted average exercise price	Number	Weighted average exercise price	Number	Weighted average exercise price
Outstanding as of the beginning of period	219,884	0.00001	223,218	0.00001	239,649	0.00001
Options forfeited	—	0.00001	(3,334)	0.00001	(16,431)	0.00001

Outstanding as of the end of period	219,884	0.00001	219,884	0.00001	223,218	0.00001

Exercisable as of the end of period	—	—	—	—	—	—

No share options were exercised during the period ended May 6, 2019 or the years ended December 31, 2018 and 2017. No unvested options were forfeited in the period ended May 6, 2019 and 3,334 unvested options for four employees (2017: 16,431, for seven leavers) were forfeited in the year ended December 31, 2018 upon termination of employment.

Share options outstanding as of May 6, 2019 have the following exercise prices:

		Exercise price of share option	Fair value as of date of grant
Grant date	Scheme	£	£	Number
April – September 2015	F-star Beta Limited Share Option Scheme	0.00001	4.53	139,849
April – September 2016	F-star Beta Limited Share Option Scheme	0.00001	4.53	99,800

Share options granted to employees of F-star Biotech have an exercise price of £0.00001 (2017: £0.00001). Vesting started from the later of October 8, 2013 and commencement of employment with F-star Biotech with

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

33% of the options vesting on the first anniversary following commencement of employment and the remaining 67% vesting on a monthly basis over the following two years.

The weighted average fair value of options was determined using the Black-Scholes model. The significant inputs into the model were share price of £4.53, exercise price of £0.00001, volatility of 50%, dividend yield of 0%, an expected option life of 4.29 years and an annual risk-free rate of 0.25%.

Share options granted to founders vested immediately.

All vested options are only exercisable in the event of an exit, in line with the scheme rules.

The options have a contractual option term of 10 years from the date of grant with the weighted average remaining contractual life of 5.5 years as of May 6, 2019.

19.	Related party transactions

The directors of F-star Beta Limited with the exception of Eliot Forster, John Fitzpatrick, Tolga Hassan and John Haurum are also members of the supervisory board of f-star Biotechnologische Forschungs-und Entwicklungsges.m.b.H which has a wholly owned subsidiary, F-star Biotechnology Limited. Both f-star Biotechnologische Forschungs-und Entwicklungsges.m.b.H and F-star Biotechnology Limited are related parties by virtue of the existence of common Directors.

The Directors of F-star Beta Limited are also Directors of F-star Delta Limited. F-star Beta Limited and F-star Delta Limited are considered to be related parties by virtue of the existence of common Directors. Transactions in the period ended May 6, 2019 and the year ended December 31, 2018 with related parties were as follows:

	Interest payable			Payable
	Period ended May 6,	Year ended December 31,		Period ended May 6,	Balance as of December 31,
	2019	2018	2017	2019	2018	2017
	£	£	£	£	£	£
Loans
Loan payable to related party	103,216	144,677	101,825	10,048,305	10,067,632	3,941,513

	Expenses			Payable
	Period ended May 6,	Year ended December 31,		Period ended May 6,	Balance as of December 31,
	2019	2018	2017	2019	2018	2017
	£	£	£	£	£	£
Costs/licenses
Recharged from related party	4,226,502	13,302,779	11,946,845	1,449,185	853,785	837,311

The payable due to related party as at May 6, 2019 includes a related party debtor of £1,269,967 (December 31, 2018 £853,785 and December 31, 2017 £837,111) and a balance of £211,977 (December 31, 2018 and 2017: £nil) included within accrued expenses.

	Income			Receivable
	Period ended May 6,	Year ended December 31,		Period ended May 6,	Balance as of December 31,
	2019	2018	2017	2019	2018	2017
	£	£	£	£	£	£
Costs/licenses
Recharged to related party	8,332,624	17,633,167	14,071,644	603,701	416,236	730,489

During 2016 the Company and F-star Biotechnology Limited entered into an intellectual property license agreement and a support services agreement whereby the Company licensed intellectual property from F-star

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

Biotechnology Limited, and F-star Biotechnology Limited agreed to provide support services to the Company. Expenses also included the license fee paid to F-star Biotechnology Limited.

Expenses also include research paid for by the Company and carried out by F-star Biotechnology Limited. These research services are based on time incurred and are charged on a FTE basis. In addition, certain non-employment related costs associated with the research activities of the Company were incurred by F-star Biotechnology Limited and recharged to the Company.

During the year ended December 31, 2017 the Company entered into an intellectual property license agreement and a support services agreement whereby the Company licensed intellectual property to F-star Delta Limited, and the Company agreed to provide support services to F-star Delta Limited. Income above includes license fees payable to F-star Beta Limited. Income also includes research paid for by the Company but recharged to F-star Delta Limited. These research services are based on time incurred and are charged on a FTE basis. In addition, certain non-employment related costs associated with the research activities were incurred by the Company and recharged to the F-star Delta Limited.

During the year ended December 31, 2016 F-star Beta Limited borrowed £1.2 million from F-star Biotechnology Limited. An additional £4.8 million was loaned from F-star Biotechnology Limited in 2017 and £2 million subsequently repaid. A further £6.1 million was loaned in the year ended December 31, 2018. The loan agreement is subject to a maximum loan value of £15 million. Interest is settled quarterly in arrears at a rate of LIBOR plus 2%. This loan is repayable on demand. The outstanding loan amount, including accrued interest, as of May 6, 2018 was £10.0 million, and as of December 31, 2018 was £10.1 million (2017: £3.9 million) and is included in Trade and Other Payables: Amount due to related parties.

During the period ended May 6, 2019 and year ended December 31, 2018, f-star Biotechnologische Forschungs-und Entwicklungsges.m.b.H. invoiced the Company £22,995 and £150,424 (2017: £109,284) for its portion of board costs. As of May 6, 2019 and December 31, 2018, £nil and £30,414 (2017: £25,411) was outstanding respectively, and is included in Trade and other payables: Amount due to related parties.

Key management personnel

Transactions with key management (all remuneration-related) are disclosed in note 9.

20.	Commitments

Under the terms of an existing license agreement between the Company and F-star Biotechnology Limited, a related party, 10% of the payments received by the Company from the transaction with its collaboration partner and the transaction with F-star Delta Limited are contractually due to F-star Biotechnology Limited. Additionally, development milestones and royalties are payable to F-star Biotechnology Limited as licensed products progress through the development pipeline to commercialization. Under the terms of the same agreement, in the event that a third party acquires the entire issued share capital of the Company, the Company may elect to pay 20% of the amount paid by the third party to F-star Biotechnology Limited in substitution for any future contracted amounts payable.

The Company has contracted commitments with a contract manufacturing organization (“CMO”) as of May 6, 2019 of £7.9 million and December 31, 2018 amounting to £4.4 million (2017: £nil) for activities that are ongoing or are scheduled to start within 3 or 6 months of the date of the statements of financial position. Under the terms of the agreement with the CMO, the Company is committed to pay for some activities if they are cancelled up to 3 or 6 months prior to the start date of the activity.

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

The Company has no other obligations under non-cancellable operating leases nor significant capital expenditure contracted for, but not recognized as a liability.

21.	Earnings per share

The calculation of basic and diluted earnings per share is based on the following data:

Earnings	May 6, 2019 £	2018 £	2017 £
Earnings for the purposes of basic and diluted earnings per ordinary share	72,369	69,299	24,551

Number of shares	May 6, 2019 £	2018 £	2017 £
Weighted average number of shares for the purposes of basic and diluted earnings per ordinary share	1,305,882	1,189,098	1,189,098

Basic earnings per ordinary share	0.05	0.06	0.02
Diluted earnings per ordinary share	0.05	0.06	0.02

21.	Subsequent events

Until May 7, 2019, there was no ultimate controlling party of the Company. On May 7, 2019, the Company was acquired by F-star Therapeutics Limited, a company incorporated in the United Kingdom. Shares in F-star Therapeutics Limited were issued to the shareholders of the Company in consideration for 100% of the issued share capital of the Company. From May 7, 2019, F-star Therapeutics Limited is considered to be the ultimate controlling party.

On May 14, 2019 Delta signed a new agreement with Ares, which resulted in an amendment of the agreements between Delta and Beta. The performance obligations arising from the new agreement were deemed by management to be separate from those in the original agreement, and the amendment resulted in the completion of all performance obligations by Beta under the original agreement on May 14, 2019. Under the intellectual property licence between Beta and Delta, 90% of any upfront payments made to Delta by external partners are paid to Beta and therefore Beta recognized revenue of £8.1 million (€9.0 million) in July 2019.

On July 15, 2020, a deed of amendment was enacted in respect of the May 13, 2019 License and Collaboration agreement between Delta and Ares Trading S.A. The amendment had two main purposes (i) to allow Ares to exercise its option early to acquire intellectual property rights to the second molecule included in the agreement; and (ii) to grant additional options to acquire intellectual property rights for a further two molecules.On early exercise of the option, an amount of £6.2 million (€6.8 million) was payable from Delta to company.

On September 16, 2019, the Company’s collaboration patner gave notice to F-star Beta Limited of the discontinuation of the collaboration and license agreement. All rights and intellectual property granted pursuant to the license agreement revert to and are retained by F-star Beta Limited.This event did not have a material impact on the Company’s financial statements.

On March 11, 2020 the World Health Organization declared the novel strain of coronavirus (COVID-19) a global pandemic and recommended containment and mitigation measures worldwide. It is likely that the outbreak will impact the Company’s operations, but at the date of the signing of the financial statements management cannot

F-STAR BETA LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE PERIOD ENDED MAY 6, 2019, AND THE YEAR ENDED DECEMBER 31, 2018 AND 2017

reasonably estimate the length or severity of the pandemic or the extent to which the disruption may materially impact the business. Management took the decision in April 2020 to furlough a significant proportion of the R&D workforce and so project timelines may be delayed, which could impact the significant accounting estimates utilized in assessment of impairment of intangible assets.

At this point it is not clear whether any project delays can be mitigated in the second half of 2020. Any adverse impact on operations, business or financial outlook could be material and management continues to closely monitor the situation.

On July 29, 2020, the ultimate parent entity F-star Therapeutics (“F-star”) entered into a share exchange agreement with Spring Bank Pharmaceuticals Inc (“Spring Bank”), a NASDAQ- listed, clinical-stage biopharmaceutical company. Pursuant to the share exchange agreement, Spring Bank will acquire the entire issued share capital of F-star in exchange for newly issued shares of Spring Bank common stock upon closing, subject to the satisfaction or waiver of customary closing conditions, including the required approval of Spring Bank stockholders.

Spring Bank shareholders will have the opportunity to obtain potential future value in the form of two Contingent Value Rights (CVR) associated with Spring Bank’s SB 11285 IV clinical program and a STING antagonist research and development program. Subject to the terms of the first CVR agreement for the STING agonist clinical program, if one or more strategic transactions are consummated for SB 11285 by the combined company during a period that is the longer of one and a half years following the closing of the combination or one year after the final database lock of the current SB 11285 IV Phase 1a/1b trial, those equity holders of Spring Bank will receive the greater of 25% of the net proceeds from such transactions or $1.00 per share (on a pre-reverse split basis), provided that the aggregate net proceeds are at least approximately $18.0 million. Subject to the terms of the second CVR agreement, if a potential development agreement is consummated and one or more strategic transactions are consummated for the STING antagonist research platform by the combined company during the seven (7)-year period following the closing of the combination, those equity holders of Spring Bank will receive 80% of the net proceeds from such transactions. If Spring Bank enters into a development agreement for the STING antagonist research platform in advance of the closing of the proposed combination, Spring Bank may include certain proceeds from such transaction in its net cash calculation.